COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CALIFORNIA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

              LEHMAN       DREYFUS
              BROTHERS    CALIFORNIA
              10-YEAR     INTERMEDIATE
  PERIOD      MUNICIPAL   MUNICIPAL
               BOND          BOND
              INDEX *        FUND

  4/20/92     10,000       10,000
  3/31/93     11,217       11,251
  3/31/94     11,533       11,647
  3/31/95     12,400       12,202
  3/31/96     13,500       13,025
  3/31/97     14,204       13,623
  3/31/98     15,678       14,818
  3/31/99     16,661       15,640
  3/31/00     16,741       15,643

* Source: Lipper Analytical Services, Inc.